Exhibit 99.1

Codexis Reports Financial Results for the First Quarter of 2016

Revenues increase 18% to $8.0 million on significant growth in core biocatalyst R&D revenues and product sales

Conference call begins at 4:30 p.m. Eastern time today

REDWOOD CITY, Calif. (May 9, 2016) - Codexis, Inc. (NASDAQ: CDXS), a leading protein engineering company, announces financial results for the three months ended March 31, 2016, and provides a business update.

“Codexis is off to a very solid start for 2016 delivering $8 million in revenues for the first quarter, an increase of 18% versus the same period last year,” said Codexis President and CEO John Nicols. “Double-digit sales growth was delivered across both biocatalyst product and R&D revenue categories, the latter elevated by achieving and recording a success fee as a second milestone payment from our collaboration with a major biopharmaceuticals company.

“In addition, we delivered on critical strategic growth initiatives in these early months of 2016. To start, we have proven our ability to execute a CodeEvolver® technology transfer, having recently completed a transfer with GlaxoSmithKline (GSK) ahead of schedule,” added Mr. Nicols. “We will record the associated $7.5 million milestone payment in the second quarter of 2016.

“We also completed two projects in the quarter, one that helped us to prioritize our next therapeutic drug candidates and a second that sharpened our entry strategy into a new adjacent market. We view both of these as prudent investments in high-value opportunities to leverage our CodeEvolver® platform technology and accelerate our future growth.”

First Quarter Financial Highlights
Total revenues for the first quarter of 2016 increased 18% to $8.0 million from $6.8 million for the first quarter of 2015. Biocatalyst research and development revenues for the quarter increased 61% to $3.5 million from $2.2 million in the prior-year period, primarily due to recognition of a milestone payment from our collaboration agreement with a major biopharmaceutical company. Biocatalyst product sales for the first quarter of 2016 increased 22% to $3.7 million from $3.1 million for the prior-year period, reflecting an increase in enzyme sales to Merck offset by a significant order in the prior-year quarter from a food industry customer. Revenue from the revenue-sharing arrangement with Exela PharmSci for sales of argatroban injectable drug was $0.7 million.

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Gross profit as a percentage of total revenues for the first quarter of 2016 was 69% compared with 79% for the first quarter of 2015, with the decrease due to a shift in product mix.

Research and development (R&D) expenses were $5.7 million for the first quarter of 2016 compared with $5.3 million in the prior-year period, with the increase due primarily to incremental consulting fees related to the evaluation of new drug development targets. Selling, general and administrative (SG&A) expenses for the first quarter of 2016 were $6.8 million compared with $5.6 million in the first quarter of 2015. The increase in SG&A was primarily a result of incremental consulting fees relating to exploration of a new adjacent market, as well as higher marketing and legal expenses.

Net loss for the first quarter of 2016 was $7.0 million, or $0.17 per share, compared with a net loss of $5.6 million, or $0.14 per share, for the first quarter of 2015. Non-GAAP net loss for the first quarter of 2016 was $4.3 million, or $0.11 per share, compared with a non-GAAP net loss of $2.9 million, or $0.07 per share, for the first quarter of 2015.

Cash and cash equivalents as of March 31, 2016 were $22.2 million compared with $23.3 million as of December 31, 2015.

Financial Outlook
Codexis is affirming its financial guidance for 2016 as follows:

•
Total revenues of $46 million to $49 million, representing growth of 10% to 17% over 2015. This revenue guidance assumes the recognition of $7.5 million and $8.0 million in milestone payments related to the company’s non-exclusive license agreements with GSK and Merck, respectively. Codexis earned the milestone payment from GSK during the second quarter of 2016 following the successful completion of the CodeEvolver® technology transfer.

•	Gross margin as a percentage of total revenues of 80% to 85%.

Non-GAAP Financial Measures
Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as depreciation expense, intangible asset amortization expense and stock-based compensation expense. Non-GAAP financial measures presented are: non-GAAP adjusted net loss, non-GAAP adjusted net loss per share, non-GAAP research and development expense and non-GAAP selling, general and administrative expense. Non-GAAP operating expenses exclude stock-based compensation expense, amortization of intangible assets and depreciation of fixed assets.

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Codexis management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an ongoing basis, and internally for operating, budgeting and financial planning purposes. Codexis management believes the non-GAAP information is useful for investors by offering the ability to identify trends in what management considers to be Codexis’ core operating results and to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of expense that affect Codexis. These non-GAAP financial measures are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP, and therefore these non-GAAP results should only be used for evaluation in conjunction with the corresponding GAAP measures. A description of the non-GAAP calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table entitled "Reconciliation of GAAP to Non-GAAP Financial Measures."

Conference Call and Webcast
Codexis will hold a conference call and audio webcast today beginning at 4:30 p.m. Eastern time. The conference call dial-in numbers are 855-890-8665 for domestic callers and 720-634-2938 for international callers, and passcode 1396086. A live webcast of the call will be available on the Investors section of www.codexis.com.

A recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers. Please use the passcode 1396086 to access the recording. A webcast replay will be available on the Investors section of www.codexis.com for 30 days, beginning approximately two hours after the completion of the call.

About Codexis, Inc.
Codexis, Inc. is a leading developer of biocatalysts for pharmaceutical and fine chemical production. The company’s patent portfolio includes more than 850 patents and patent applications worldwide that cover its novel enzymes and proprietary methods for engineering new enzymes and their applications. Codexis’ proven technology enables implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and sustainable manufacturing. For more information, see www.codexis.com.

Forward-Looking Statements
This press release contains forward-looking statements relating to Codexis’ expectation that it will record a $7.5 million milestone payment in the second quarter of 2016 relating to the GSK CodeEvolver platform technology agreement, Codexis’ forecast for 2016 total revenues and gross margin as a percentage of total revenues and Codexis’ ability to establish itself as a leader in developing enzymes for the pharmaceutical industry, to expand into adjacent markets and to develop therapeutic drug candidates. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include Codexis’ dependence on its licensees and collaborators; Codexis’ dependence on a limited number of products and customers in its biocatalysis business; potential adverse effects to Codexis’ business if its

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customers’ pharmaceutical products are not received well in the markets; Codexis’ ability to develop and commercialize new products for the biocatalysis markets; Codexis’ dependence on a limited number of contract manufacturers for large-scale production of its enzymes; Codexis’ ability to deploy its technology platform in new market spaces; any impairments Codexis may be required to record in the future with respect to its goodwill, intangible assets or other long-lived assets; Codexis’ need for substantial additional capital in the future in order to expand its business; variability of and potential decline in Codexis’ pharmaceutical product gross margins from quarter to quarter; Codexis’ dependence on key personnel; risks associated with Codexis’ international business; the cost of compliance with European Union chemical regulations; adverse effects of regulatory tax examinations; risks associated with the patent litigation that Codexis initiated in February 2016, including the risk that EnzymeWorks and Junhua “Alex” Tao may file counterclaims against Codexis; Codexis’ potential involvement in additional lawsuits to protect or enforce its patents or other rights, which could be expensive, time-consuming and unsuccessful; Codexis’ ability to adequately protect and maintain its proprietary technologies; Codexis’ ability to enforce its intellectual property rights throughout the world; the risk that Codexis’ biocatalysts, or the genes that code for its biocatalysts, may be stolen, misappropriated or reverse engineered, which would allow others to use these biocatalysts or genes to produce competing products; any claims by third parties that Codexis is infringing their intellectual property rights or other proprietary rights, which may subject Codexis to costly and time-consuming litigation and prevent Codexis from developing or commercializing its products; and any unauthorized disclosures of Codexis’ trade secrets and other proprietary information. Additional factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 8, 2016, including under the caption “Risk Factors” and in Codexis’ other periodic reports filed with the SEC. Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Codexis Contacts:

Investors
LHA
Jody Cain, 310-691-7100
jcain@lhai.com

Media
That’s Nice LLC
Guy Tiene, 212-366-4455
Guy@thatsnice.com

Financial Tables to Follow

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Codexis, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2016	2015
Revenues:
Biocatalyst products	$3,740	$3,076
Biocatalyst research and development	3,534	2,197
Revenue sharing arrangement	722	1,525
Total revenues	7,996	6,798
Costs and operating expenses:
Cost of biocatalyst product revenues	2,489	1,456
Research and development	5,686	5,293
Selling, general and administrative	6,802	5,578
Total costs and operating expenses	14,977	12,327
Loss from operations	(6,981)	(5,529)
Interest income	15	4
Other income (expense)	3	(25)
Loss before income taxes	(6,963)	(5,550)
Income tax provision	11	12
Net loss	$(6,974)	$(5,562)
Net loss per share, basic and diluted	$(0.17)	$(0.14)
Weighted average common shares used in computing net loss per share, basic and diluted	40,072	38,779

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Codexis, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$22,163	$23,273
Accounts receivable, net	4,352	7,329
Inventories	1,021	992
Prepaid expenses and other current assets	1,239	1,245
Total current assets	28,775	32,839
Restricted cash	787	787
Marketable securities	1,459	1,549
Property and equipment, net	2,756	3,109
Intangible assets, net	1,968	2,812
Goodwill	3,241	3,241
Other non-current assets	202	310
Total assets	$39,188	$44,647
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,850	$3,399
Accrued compensation	4,305	3,331
Other accrued liabilities	3,224	2,013
Deferred revenues	6,105	6,098
Total current liabilities	16,484	14,841
Deferred revenues, net of current portion	2,929	3,120
Lease incentive obligation, net of current portion	1,204	1,310
Other long-term liabilities	2,458	2,497
Stockholders' equity:
Common stock	4	4
Additional paid-in capital	306,279	305,981
Accumulated other comprehensive income	315	405
Accumulated deficit	(290,485)	(283,511)
Total stockholders' equity	16,113	22,879
Total liabilities and stockholders' equity	$39,188	$44,647

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Codexis, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended March 31,
	2016	2015
(i) Research and development expenses
Research and development expenses - GAAP	$5,686	$5,293
Non-GAAP adjustments:
Depreciation expense(a)	(200)	(310)
Intangible asset amortization(b)	(844)	(844)
Stock-based compensation(c)	(220)	(291)
Research and development expenses - Non-GAAP	$4,422	$3,848

(ii) Selling, general and administrative expenses
Selling, general and administrative expenses - GAAP	$6,802	$5,578
Non-GAAP adjustments:
Depreciation expense(a)	(265)	(248)
Stock-based compensation(c)	(1,169)	(994)
Selling, general and administrative expenses - Non-GAAP	$5,368	$4,336

(iii) Net loss
Net loss - GAAP	$(6,974)	$(5,562)
Non-GAAP adjustments:
Depreciation expense(a)	465	558
Intangible asset amortization(b)	844	844
Stock-based compensation(c)	1,389	1,285
Net loss - Non-GAAP	$(4,276)	$(2,875)

(iv) Net loss per share
Net loss per share - GAAP, basic and diluted	$(0.17)	$(0.14)
Adjustments to GAAP net loss per share (as detailed above)	$0.06	$0.07
Net loss per share - Non-GAAP, basic and diluted	$(0.11)	$(0.07)
Note: Totals may not sum due to rounding.

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These non-GAAP financial measures exclude the following items:
(a) Depreciation expense: we provide non-GAAP information which excludes depreciation expense related to the depreciation of property and equipment. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the acquisition of property and equipment, and the corresponding depreciation expense, can be inconsistent in amount and can vary from period to period.
(b) Intangible asset amortization: we provide non-GAAP information which excludes expenses for the amortization of intangible assets which primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because this expense is non-cash.
(c) Stock-based compensation: we provide non-GAAP information which excludes expenses for stock-based compensation. We believe the exclusion of this item allows for financial results that are more indicative of our continuing operations. We also believe that the exclusion of stock-based compensation expense provides for a better comparison of Codexis' operating results to prior periods as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types.

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